Impax Reports Fourth Quarter and Full Year 2016 Financial Results

⎯ Provides 2017 Financial Guidance ⎯

FORT WASHINGTON, PA, March 1, 2017 – Impax Laboratories, Inc. (NASDAQ: IPXL), a specialty pharmaceutical company, today announced financial results for the fourth quarter and full year 2016.

Fourth Quarter 2016

•
Total revenues in the fourth quarter of 2016 decreased 29.7% to $198.4 million, compared to $282.1 million in the fourth quarter of 2015, due primarily to increased competition and/or lower pricing on generic diclofenac sodium gel 3%, metaxalone, fenofibrate and mixed amphetamine salts ER. The decline was partially offset by the addition of products acquired from Teva Pharmaceuticals Industries Ltd. and affiliates of Allergan plc (the “Teva Transaction”) in August 2016; higher sales of epinephrine auto-injector, oxymorphone ER, Rytary® and Albenza®; and the addition of sales from the March 2016 launch of Emverm®.

•
On a GAAP basis, the Company recorded a per share loss of $3.91in the fourth quarter of 2016, compared to income of $0.16 per diluted share in the fourth quarter of 2015. The fourth quarter of 2016 includes non-cash intangible asset impairment charges of $253.9 million due to competition, net price reductions and product discontinuations primarily related to certain products acquired in the Company’s acquisition of Tower Holdings, Inc. and subsidiaries in March 2015 (the “Tower Acquisition”).

•
Adjusted diluted earnings per share (“adjusted EPS”) for the fourth quarter of 2016 were $0.16, compared to $0.62 in the fourth quarter of 2015. The decline was due primarily to lower generic product sales, as noted above. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of all GAAP to non-GAAP items.

Full Year 2016

•
Total revenues in 2016 decreased 4.2% to $824.4 million, compared to $860.5 million in 2015, due primarily to lower generic product sales as a result of increased competition and/or lower pricing, as noted above.

•
On a GAAP basis, the Company recorded a per share loss of $6.63 in 2016, compared to income of $0.54 per diluted share in 2015. The GAAP results for 2016 include non-cash intangible asset impairment charges of $541.6 million related to certain products acquired in the Teva Transaction and the Tower Acquisition.

•
Adjusted EPS in 2016 were $1.16, compared to $1.45 in 2015, due primarily to lower generic product sales, as noted above. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of all GAAP to non-GAAP items.

“During 2016, a number of our generic products faced aggressive competition and pricing pressure, which impacted our revenue and profitability. As we enter 2017, we expect these headwinds to persist and weigh on our results through the year,” said Kevin Buchi, Interim President and Chief Executive Officer of Impax. “We continue to pursue opportunities to help offset these challenges by continuing the growth of our Specialty Pharma division, growing our share within key generic product markets, bringing new generic products to market and further reducing our cost base.”

Mr. Buchi continued, “Over the past couple years, we have taken steps in an effort to reduce costs and improve efficiencies, which we expect to produce annual savings of between $40 million and $50 million by 2018. Additionally, we have undertaken a thorough review of our product portfolio and cost structure with the objective of identifying incremental operational improvements which will allow us to reduce our debt and invest in growth initiatives. The actions we are taking are designed to enable us to deliver meaningful benefits to patients and long-term value to stockholders.”

Business Segment Information

The Company has two reportable segments, the Impax Generics division (generic products and services) and the Impax Specialty Pharma division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted.

Impax Generics Division Information
(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Impax Generics Product sales, net	$136,014	$224,156	$591,744	$699,844
Rx Partner	3,163	2,532	14,339	9,307
Other revenues	49	158	237	1,781
Total revenues	139,226	226,846	606,320	710,932
Cost of revenues	109,380	143,146	417,316	442,742
Cost of revenues impairment charges	206,312	7,303	464,319	7,303
Gross (loss) profit	(176,466)	76,397	(275,315)	260,887
Operating expenses:
Selling, general and administrative	8,066	12,968	20,508	29,641
Research and development	15,868	14,378	61,980	52,478
In-process research and development impairment charges	11,275	6,360	27,765	6,360
Patent litigation expense	413	435	829	2,942
Total operating expenses	35,622	34,141	111,082	91,421
(Loss) income from operations	$(212,088)	$42,256	$(386,397)	$169,466

Gross margin	(126.7)%	33.7%	(45.4)%	36.7%
Adjusted gross profit (a)	$45,730	$91,955	$238,364	$302,716
Adjusted gross margin (a)	32.8%	40.5%	39.3%	42.6%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2016

Total revenues for the Impax Generics division in the fourth quarter of 2016 were $139.2 million, a decrease of 38.6%, compared to the fourth quarter of 2015. The decrease in the fourth quarter of 2016 compared to the prior year period was due primarily to decreased sales of diclofenac gel, metaxalone, fenofibrate and mixed amphetamine salts ER as a result of increased competition and/or pricing pressure. These decreases were partially offset by sales of products acquired as part of the Teva Transaction and by an increase in sales of epinephrine auto-injector and oxymorphone ER in the fourth quarter of 2016 compared to the prior year period.

Gross margin in the fourth quarter of 2016 was negative 126.7%, compared to gross margin of 33.7% in the fourth quarter of 2015, due primarily to impairment charges of $206.3 million during the fourth quarter of 2016 on certain products as a result of competition, lower pricing and product discontinuations, as noted above.

Adjusted gross margin in the fourth quarter of 2016 was 32.8%, compared to 40.5% in the fourth quarter of 2015, due primarily to increased competition on a number of generic products.

Total operating expenses in the fourth quarter of 2016 were $35.6 million, an increase of 4.3%, compared to the fourth quarter of 2015. The increase was due primarily to intangible asset impairment charges of $11.3 million during the fourth quarter of 2016 as a result of delays in the expected start of commercialization and/or lower anticipated pricing of certain products amid highly competitive market conditions and increased research and development expenses, partially offset by lower selling, general and administrative expenses.

Full Year 2016

Total revenues for the Impax Generics division in 2016 were $606.3 million, a decrease of 14.7%, compared to 2015. The decrease in revenues from 2015 was due primarily to lower sales of diclofenac gel, metaxalone, fenofibrate and mixed amphetamine salts ER as a result of increased competition and/or pricing pressure. These decreases were partially offset by sales of products acquired as part of the Teva Transaction and an increase in sales and share position of epinephrine auto-injector and oxymorphone ER in 2016 compared to the prior year.

Gross margin in 2016 was negative 45.4%, compared to 36.7% in 2015, due primarily to impairment charges during 2016 of $464.3 million on certain products as a result of competition, pricing pressures and product discontinuations, as noted above.

Adjusted gross margin in 2016 was 39.3%, compared to 42.6% in 2015, due primarily to increased competition and pricing pressure on a number of products.

Total operating expenses in 2016 were $111.1 million, an increase of 21.5%, compared to 2015, largely due to $27.8 million of intangible asset impairment charges, as noted above.

Impax Specialty Pharma Division Information
(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Impax Specialty Pharma Product sales, net	$59,196	$51,617	$218,109	$145,226
Other revenues	-	3,629	-	4,311
Total revenues	59,196	55,246	218,109	149,537
Cost of revenues	19,667	16,873	69,583	58,020
Cost of revenues impairment charges	24,313	-	24,313	-
Gross profit	15,216	38,373	124,213	91,517
Operating expenses:
Selling, general and administrative	15,139	13,241	61,448	52,427
Research and development	4,662	5,656	18,486	18,144
In-process research and development impairment charges	11,973	-	25,200	-
Patent litigation expense	879	626	6,990	1,625
Total operating expenses	32,653	19,523	112,124	72,196
(Loss) income from operations	$(17,437)	$18,850	$12,089	$19,321

Gross margin	25.7%	69.5%	56.9%	61.2%
Adjusted gross profit (a)	$46,945	$46,189	$174,417	$121,386
Adjusted gross margin (a)	79.3%	83.6%	80.0%	81.2%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2016

Total revenues for the Impax Specialty Pharma division in the fourth quarter of 2016 were $59.2 million, an increase of 7.1%, compared to the fourth quarter of 2015. The increase is due primarily to higher sales of Rytary and Albenza, and the addition of sales from the March 2016 launch of Emverm, for which there was no comparable amount in the prior year period, partially offset by lower sales of Zomig® nasal spray.

Gross margin in the fourth quarter of 2016 was 25.7%, compared to 69.5% in the fourth quarter of 2015, due to an impairment charge of $24.3 million during the fourth quarter of 2016 for Emverm, for which there was no comparable charge during the prior year period.

Adjusted gross margin in the fourth quarter of 2016 was 79.3%, compared to 83.6% in the fourth quarter of 2015, due to product sales mix.

Total operating expenses in the fourth quarter of 2016 were $32.7 million, an increase of 67.3%, compared to the fourth quarter of 2015. The increase in the fourth quarter of 2016 compared to the prior year period was driven primarily by in-

process research and development impairment charges of $12.0 million relating to the Company’s decision to cease development on a next generation version of Albenza and increased selling, general and administrative expense as a result of the sales force expansion to support sales and marketing activities for Rytary.

Full Year 2016

Total revenues for the Impax Specialty Pharma division in 2016 were $218.1 million, an increase of 45.9% compared to 2015, due primarily to higher sales of Rytary and Albenza and the addition of sales from the March 2016 launch of Emverm, for which there was no comparable amount in the prior year period.

Gross margin in 2016 was 56.9%, compared to 61.2% in 2015, due to impairment charges of $24.3 million as noted above, for which there were no comparable charges in the prior year.

Adjusted gross margin in 2016 was 80.0%, compared to 81.2% in 2015.

Total operating expenses in 2016 were $112.1 million, an increase of 55.3% compared to 2015, due primarily to impairment charges of $25.2 million in 2016 related to the Company’s decision to cease development on a next generation version of Albenza, increased selling, general and administrative expense as a result of the sales force expansion and higher patent litigation expenses.

Corporate and Other Information
(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
General and administrative expenses	$34,381	$30,302	$119,874	$119,219
Unallocated corporate expenses	$(34,381)	$(30,302)	$(119,874)	$(119,219)

Fourth Quarter 2016

General and administrative expenses in the fourth quarter of 2016 were $34.4 million, an increase of 13.5% compared to the fourth quarter of 2015. The increase was principally driven by costs related to the separation of the Company’s President and Chief Executive Officer in December 2016, as well as higher litigation expenses, partially offset by lower transaction and integration expenses incurred related to the Tower Acquisition during the fourth quarter of 2015.

Interest expense in the fourth quarter of 2016 was $13.6 million, an increase of 66.3% million compared to the fourth quarter of 2015, which increase was entirely attributable to the $400.0 million Term Loan Facility entered into by the Company in August 2016 to finance the Teva Transaction.

Full Year 2016

General and administrative expenses in 2016 were $119.9 million, a slight increase over 2015.

Interest expense in 2016 was $41.4 million, an increase of 52.0% compared to 2015, which increase was primarily attributable to the financing of the Teva Transaction, as noted above.

Cash and cash equivalents decreased to $180.1 million as of December 31, 2016, compared to $340.4 million as of December 31, 2015, due primarily to cash used to partially finance the Teva Transaction.

On February 28, 2017, the Company made a voluntarily prepayment in the amount of $50.3 million under its term loan facility with Royal Bank of Canada, as administrative agent and the lender parties thereto, representing $50.0 million of principal and $0.3 million of accrued interest. Following the prepayment, the Company’s outstanding balance under the term loan facility decreased to $345.0 million.

2017 Financial Guidance

The Company’s full year 2017 estimates are based on management’s current expectations, including with respect to prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events.

The Company does not provide forward-looking guidance metrics as outlined below on a GAAP basis as certain financial information, such as restructuring and impairment charges and other items used to determine such measures are not available and cannot be reasonably estimated. The following statements are forward looking and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor” below.

The Company is not providing 2017 guidance estimates for total Company revenues or earnings per share due to ongoing revenue volatility within the Company’s Generics division as a result of increased competition and the continued impact of lower pricing; pricing erosion is expected to be in the high single to low double-digit range in 2017. As a result of these events and excluding the impact from significant new product approvals and launches that may occur in 2017, the Company expects its Generics division revenues to decline in 2017 compared to 2016.

•	Adjusted gross margins as a percent of total revenue are expected to be approximately 47% to 49%.

•	Adjusted research and development expenses, including patent litigation expenses, across the generic and brand divisions of approximately $90 million to $95 million.

•	Adjusted selling, general and administrative expenses of approximately $190 million to $195 million.

•	Adjusted interest expense of approximately $30 million.

•	Capital expenditures of approximately $25 million to $30 million.

•	Effective tax rate of approximately 34% to 35% .

Conference Call Information

The Company will host a conference call with a slide presentation on March 1, 2017 at 8:30 a.m. ET to discuss its results. The call and presentation can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 58242935. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in the Company’s operating results and financial condition; the volatility of the market price of the Company’s common stock; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; the impact of competition; the effect of any manufacturing or quality control problems; the Company’s ability to manage its growth; risks related to acquisitions of or investments in technologies, products or businesses; risks relating to goodwill and intangibles; the reduction or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the Company’s ability to sustain profitability and positive cash flows; the impact of any valuation allowance on the Company’s deferred tax assets; the restrictions imposed by the Company’s credit facility and indenture; the Company’s level of indebtedness and liabilities and the potential impact on cash flow available for operations; the availability of additional funds in the future; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements to settle patent litigations, product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of Numient® (IPX066) outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, rebates, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; changes in tax regulations; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:
Mark Donohue
Investor Relations and Corporate Communications
(215) 558-4526
www.impaxlabs.com

Impax Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Impax Generics, net	$139,226	$226,846	$606,320	$710,932
Impax Specialty Pharma, net	59,196	55,246	218,109	149,537
Total revenues	198,422	282,092	824,429	860,469
Cost of revenues (a), (g), (i), (m), (n)	129,047	160,019	486,899	500,762
Cost of revenues impairment charges (d)	230,625	7,303	488,632	7,303
Gross (loss) profit	(161,250)	114,770	(151,102)	352,404

Operating expenses:
Selling, general and administrative (c),(f), (g), (i)	57,586	56,511	201,830	201,287
Research and development (g), (p)	20,530	20,034	80,466	70,622
In-process research and development impairment charges (d)	23,248	6,360	52,965	6,360
Patent litigation expense	1,292	1,061	7,819	4,567
Total operating expenses	102,656	83,966	343,080	282,836
(Loss) income from operations	(263,906)	30,804	(494,182)	69,568

Other expense, net:
Interest expense (b), (o)	(13,567)	(8,158)	(41,441)	(27,268)
Interest income	127	217	1,022	1,042
Reserve for Turing receivable (e)	7,731	-	(40,312)	-
Gain on sale of asset (j)	-	-	-	45,574
Loss on debt extinguishment (k)	-	-	-	(16,903)
Net change in fair value of derivatives (l)	-	(9,000)	-	(13,000)
Other, net (g), (h), (p)	(1,398)	(574)	(1,412)	355
(Loss) income before income taxes (p), (q)	(271,013)	13,289	(576,325)	59,368
Provision for (benefit from) income taxes	8,572	1,862	(104,294)	20,371
Net (loss) income	$(279,585)	$11,427	$(472,031)	$38,997

Net (loss) income per share:
Basic	$(3.91)	$0.16	$(6.63)	$0.56
Diluted	$(3.91)	$0.16	$(6.63)	$0.54

Weighted-average common shares outstanding:
Basic	71,487,071	70,416,757	71,147,397	69,640,417
Diluted	71,487,071	72,041,760	71,147,397	72,027,344

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$180,133	$340,351
Accounts receivable, net	257,368	324,451
Inventory, net	175,230	125,582
Prepaid expenses and other assets	18,410	31,689
Total current assets	631,141	822,073
Property, plant and equipment, net	233,372	214,156
Intangible assets, net	620,466	602,020
Goodwill	207,329	210,166
Deferred income taxes, net	69,866	315
Other non-current assets	60,844	73,757
Total assets	$1,823,018	$1,922,487

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$289,963	$261,036
Accrued profit sharing and royalty expenses	13,642	65,725
Current portion of long-term debt, net	17,719	-
Total current liabilities	321,324	326,761
Long-term debt, net	813,545	424,595
Deferred income taxes	-	72,770
Other non-current liabilities	64,175	35,952
Total liabilities	1,199,044	860,078
Total stockholders' equity	623,974	1,062,409
Total liabilities and stockholders' equity	$1,823,018	$1,922,487

Impax Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(472,031)	$38,997
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	88,348	68,637
Non-cash interest expense	22,845	11,230
Share-based compensation expense	32,180	28,613
Tax expense (benefit) from the employees' exercises of stock options and vestings of restricted stock awards	589	(5,536)
Deferred income taxes, net and uncertain tax positions	(127,405)	(29,558)
Intangible asset impairment charges	541,597	13,664
Accrued profit sharing and royalty expense, net of payments	(52,083)	44,306
Reserve for Turing receivable	40,312	-
Gain on sale of asset	-	(45,574)
Loss on early extinguishment of debt	-	16,903
Net change in fair value of derivatives	-	13,000
Recognition of deferred revenue	-	(4,310)
Other	2,678	(81)
Changes in assets and liabilities which used cash	(2,433)	(78,365)
Net cash provided by operating activities	74,597	71,926
Cash flows from investing activities:
Payment for acquisition (prior year net of cash acquired)	(585,800)	(691,348)
Purchases of property, plant and equipment	(49,402)	(25,199)
Proceeds from sale of property, plant and equipment	1,360	-
Payments for licensing agreements	(3,500)	(5,850)
Investment in cash surrender value of insurance	(4,750)	(4,750)
Proceeds from repayment of Tolmar loan	15,000	-
Proceeds from sale of intangible assets	-	59,546
Maturities of short-term investments	-	200,064
Net cash used in investing activities	(627,092)	(467,537)
Cash flows from financing activities:
Proceeds from sale of convertible notes	-	600,000
Proceeds from issuance of term loan	400,000	435,000
Repayment of term loan	(5,000)	(435,000)
Payment of deferred financing fees	(11,867)	(36,941)
Purchase of bond hedge derivative asset	-	(147,000)
Proceeds from sale of warrants	-	88,320
Tax (expense) benefit from the employees' exercises of stock options and vestings of restricted stock awards	(589)	5,536
Proceeds from exercise of stock options and ESPP	9,239	11,472
Net cash provided by financing activities	391,783	521,387
Effect of exchange rate changes on cash and cash equivalents	494	(298)
Net (decrease) increase in cash and cash equivalents	(160,218)	125,478
Cash and cash equivalents, beginning of period	340,351	214,873
Cash and cash equivalents, end of period	$180,133	$340,351

Impax Laboratories, Inc.
Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net (loss) income, GAAP net (loss) income per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net (loss) income to adjusted net income.
(Unaudited, amounts in thousands, except per share data)

	Three months ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net (loss) income	$(279,585)	$11,427	$(472,031)	$38,997
Adjusted to add (deduct):
Amortization (a)	16,886	12,970	56,490	40,186
Non-cash interest expense (b)	6,241	5,204	22,846	11,230
Business development expenses (c)	251	2,363	4,540	17,334
Intangible asset impairment charges (d)	253,873	13,664	541,597	13,664
Reserve for Turing receivable (e)	(7,731)	-	40,312	-
Turing legal expenses (f)	2,111	-	7,554	-
Restructuring and severance charges (g)	11,705	2,947	23,896	10,768
Fixed asset impairment charges (h)	1,644	-	1,644	-
Lease termination for office consolidation (i)	-	-	144	-
Gain on sale of asset (j)	-	-	-	(45,574)
Loss on extinguishment of debt (k)	-	-	-	16,903
Net change in fair value of derivatives (l)	-	9,000	-	13,000
Hayward facility remediation costs (m)	-	1,973	-	11,364
Fair value of inventory step-up (n)	-	(9)	-	6,458
Ticking Fees (o)	-	-	-	2,317
Other (p)	1,118	520	2,040	1,270
Income tax effect (q)	5,136	(15,540)	(145,368)	(33,399)
Adjusted net income	$11,649	$44,519	$83,664	$104,518

Adjusted net income per diluted share	$0.16	$0.62	$1.16	$1.45
Net (loss) income per diluted share	$(3.91)	$0.16	$(6.63)	$0.54

Impax Laboratories, Inc.
Non-GAAP Financial Measures

(a)
For 2016, reflects amortization of intangible assets from the portfolio of generic products acquired in the Teva Transaction in August 2016 and the amortization of intangible assets acquired in the Tower Acquisition in March 2015. For 2015, reflects the amortization of the intangible assets acquired in the Tower Acquisition.

(b)
Related to non-cash accretion of debt discount attributable to deferred financing costs associated with the $400.0 million term loan facility to finance the Teva Transaction, the $435.0 million term loan with Barclays (subsequently repaid in 2015) and the $600.0 million of outstanding 2% convertible senior notes and bifurcation of the conversion option of the convertible notes.

(c)	Professional fees related to business development activities, primarily the Teva Transaction for 2016 and the Tower Acquisition and related integration activities for 2015.

(d)
During 2016, the Company recognized a total of $541.6 million in intangible asset impairment charges, of which $488.6 million was recognized in cost of revenues impairment charges and $53.0 million was recognized in in-process research and development (“IPR&D”) charges. During the fourth quarter of 2016, the Company recognized a total of $253.9 million of intangible asset impairment charges, of which $230.6 million was recognized in cost of revenues impairment charges and $23.3 million was recognized in IPR&D charges. Of the total impairment charges the Company incurred in 2016, $308.4 million of such charges related to certain intangible assets acquired as part of the Teva Transaction. Upon closing the Teva Transaction on August 3, 2016, the Company initiated the process of transferring and securing Teva’s and Allergan’s customers for the acquired products to its account. The Company assumed certain price concessions would occur following the closing. However, it elected to take additional price reductions on certain of the acquired products in order to retain key customers. These reductions produced significantly lower than expected operating cash flows from the acquired product lines and triggered an impairment charge of $251.0 million during the third quarter of 2016. The Company experienced even further price reductions on certain of the products acquired in the Teva Transaction during the fourth quarter of 2016, which resulted in $57.4 million of additional intangible asset impairment charges. During 2016, the Company also incurred other non-cash impairment charges primarily related to the products acquired from the Tower Acquisition, totaling $233.2 million. These impairment charges arose primarily due to increased competition, price degradation, product discontinuations and delays in expected product launches. The largest intangible asset impairment charge related to products acquired in the Tower Acquisition was for the epinephrine auto-injector product, which occurred during the fourth quarter of 2016 and accounted for more than half of the $233.2 million in charges. The impairment charge on the epinephrine auto-injector product was triggered by current and projected price degradation as a result of unexpected changes in the pricing environment and additional competition. Impairment charges incurred during 2015 related to deteriorating market conditions for a small number of marketed products and delayed development on one IPR&D product acquired in the Tower Acquisition, of which $7.3 million was recognized in cost of revenues impairment charges and $6.4 million was recognized in IPR&D impairment charges.

(e)
The Company recorded a reserve in the amount of $48.0 million during the first quarter of 2016, representing the full amount of the estimated receivable due from Turing Pharmaceuticals AG as a result of the uncertainty of the Company collecting the reimbursement amounts owed by Turing related to the Company’s sale of Daraprim® to Turing as described in note (j) below. During the fourth quarter of 2016, the Company received $7.7 million in payments from Turing, which reduced the reserve balance to $40.3 million as of December 31, 2016.

(f)
Legal fees incurred as a result of the Company’s litigation against Turing alleging breach of the terms of the Turing Asset Purchase Agreement in the Company’s sale of Daraprim® as described in note (j) below for Turing’s failure to reimburse the Company for chargebacks and Medicaid rebate liability.

(g)
During the fourth quarter of 2016, the Company recorded restructuring and severance charges of $6.6 million related to the March 2016 announced closure of the Company’s Middlesex, New Jersey manufacturing and packaging site and a related reduction in workforce at the site, a charge of $5.4 million associated with the separation of the Company’s former President and Chief Executive Officer (CEO) in December 2016 and a $0.2 million adjustment related to the closing of the Company’s packaging and distribution facilities in Pennsylvania. For the full year 2016, the Company recorded an additional $12.2 million of restructuring and severance charges related to the Middlesex facility. During the fourth quarter of 2015, the Company recorded restructuring and severance charges of $0.5 million related to the closing of the Pennsylvania facility, a charge of $1.2 million for a reduction in force in technical operations and research and development groups in Hayward, California, and a charge of $1.2 million for costs associated with the Tower Acquisition. For the full year 2015, the Company recorded additional restructuring and severance charges of $5.4 million related to the closing of the Pennsylvania facility and $2.4 million of costs associated with the Tower Acquisition.

(h)	The Company recorded $1.6 million of fixed asset impairment charges in the fourth quarter of 2016 primarily related to equipment no longer in use at its Hayward manufacturing facility.

(i)	Reflects lease termination costs related to the Company’s consolidation of its three Pennsylvania locations into a new leased facility in Fort Washington, Pennsylvania during 2016.

(j)
In July 2015, the Company received an unsolicited offer from Turing Pharmaceuticals AG to purchase the U.S. rights to Daraprim®, one of the intangible assets acquired in the Tower Acquisition, as well as the active pharmaceutical ingredient for the product and the finished goods inventory on hand. The sale closed in August 2015, pursuant to which the Company received proceeds of $55.5 million at closing. The carrying value of the Daraprim rights at the time of the closing was $9.3 million. The Company recognized a gain on sale of intangible asset of $45.6 million, net of expenses. As the inventory was sold at cost, there was no gain or loss recognized.

(k)	Loss on the extinguishment and repayment of the $435.0 million term loan with Barclays Bank PLC due to the write-off of $16.9 million of deferred financing costs.

(l)	The Company recognized $13.0 million of expense related to the net change in the fair value of its derivative instruments from June 30, 2015 to December 31, 2015.

(m)	Remediation costs related to the Hayward, California manufacturing facility.

(n)	Fair value adjustment of inventory as a result of purchase accounting for the Tower Acquisition.

(o)
Fees incurred relating to the Company’s $435.0 million term loan with Barclays Bank PLC to lock in the financing terms beginning from the lenders’ commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. The term loan was subsequently terminated by the Company on June 30, 2015.

(p)
During the fourth quarter of 2016, the Company recorded charges totaling $1.1 million related to the change in the fair value of a contingent consideration due to Teva pursuant to the termination agreement with Teva whereby Teva returned to the Company its full commercial rights to its pending ANDA for methylphenidate hydrochloride and a milestone payment to a third party partner under the terms of a research and development agreement, partially offset by a lower tax related payment of $0.4 million to former stockholders of Tower than previously estimated at the closing of the Tower Acquisition. Charges in 2015 reflect costs incurred for an engineering study related to the Company’s planned construction on one of the Company’s buildings, which was expensed when a determination was made that construction would not proceed.

(q)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdiction in which the Company operates and includes current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following table reconciles reported net (loss) income to adjusted EBITDA.

	Three months ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net (loss) income	$(279,585)	$11,427	$(472,031)	$38,997
Adjusted to add (deduct):
Interest expense	13,567	8,158	41,441	27,268
Interest income	(127)	(217)	(1,022)	(1,042)
Income taxes	8,572	1,862	(104,294)	20,371
Depreciation and amortization	23,573	19,973	82,879	66,275
EBITDA	(234,000)	41,203	(453,027)	151,869

Adjusted to add (deduct):
Share-based compensation expense	8,334	6,762	31,709	28,613
Business development expenses	251	2,363	4,540	17,334
Intangible asset impairment charges	253,873	13,664	541,597	13,664
Reserve for Turing receivable	(7,731)	-	40,312	-
Turing legal expenses	2,111	-	7,554	-
Restructuring and severance charges	11,705	2,947	23,896	10,768
Fixed asset impairment charges	1,644	-	1,644	-
Lease termination for office consolidation	-	-	144	-
Gain on sale of asset	-	-	-	(45,574)
Loss on extinguishment of debt	-	-	-	16,903
Net change in fair value of derivatives	-	9,000	-	13,000
Hayward facility remediation costs	-	1,973	-	11,364
Fair value of inventory step-up	-	(9)	-	6,458
Other	1,118	520	2,040	1,270
Adjusted EBITDA	$37,305	$78,423	$200,409	$225,669

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following table reconciles reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cost of revenues	$129,047	$160,019	$486,899	$500,762
Cost of revenues impairment charges	230,625	7,303	488,632	7,303
Adjusted to deduct:
Amortization	16,886	12,970	56,490	40,186
Intangible asset impairment charges	230,625	7,303	488,632	7,303
Restructuring and severance charges	6,414	1,136	18,708	6,387
Lease termination for office consolidation	-	-	53	-
Hayward facility remediation costs	-	1,973	-	11,364
Fair value of inventory step-up	-	(9)	-	6,458
Adjusted cost of revenues	$105,747	$143,949	$411,648	$436,367

Adjusted gross profit (a)	$92,675	$138,143	$412,781	$424,102
Adjusted gross margin (a)	46.7%	49.0%	50.1%	49.3%

Research and development expenses	$20,530	$20,034	$80,466	$70,622
In-process research and development impairment charges	23,248	6,360	52,965	6,361
Adjusted to deduct:
Intangible asset impairment charges	23,248	6,360	52,965	6,361
Restructuring and severance charges	-	645	-	645
Other	600	-	1,522	750
Adjusted research and development expenses	$19,930	$19,388	$78,944	$69,226

Selling, general and administrative expenses	$57,586	$56,511	$201,830	$201,287
Adjusted to deduct:
Business development expenses	251	2,363	4,540	17,334
Turing legal expenses	2,111	-	7,554	-
Restructuring and severance charges	5,291	1,165	5,363	3,736
Lease termination for office consolidation	-	-	91	-
Adjusted selling, general and administrative expenses	$49,933	$52,983	$184,281	$180,217

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three months ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cost of revenues	$109,380	$143,146	$417,316	$442,742
Cost of revenues impairment charges	206,312	7,303	464,319	7,303
Adjusted to deduct:
Amortization	9,470	5,155	30,599	15,692
Intangible asset impairment charges	206,312	7,303	464,319	7,303
Restructuring and severance charges	6,414	1,136	18,708	6,387
Lease termination for office consolidation	-	-	53	-
Hayward facility remediation costs	-	1,973	-	11,364
Fair value of inventory step-up	-	(9)	-	1,083
Adjusted cost of revenues	$93,496	$134,891	$367,956	$408,216

Adjusted gross profit (a)	$45,730	$91,955	$238,364	$302,716
Adjusted gross margin (a)	32.8%	40.5%	39.3%	42.6%

Impax Specialty Pharma Division Information

	Three months ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cost of revenues	$19,667	$16,873	$69,583	$58,020
Cost of revenues impairment charges	24,313	-	24,313	-
Adjusted to deduct:
Amortization	7,416	7,815	25,891	24,494
Intangible asset impairment charges	24,313	-	24,313	-
Fair value of inventory step-up	-	-	-	5,375
Adjusted cost of revenues	$12,251	$9,057	$43,692	$28,151

Adjusted gross profit (a)	$46,945	$46,189	$174,417	$121,386
Adjusted gross margin (a)	79.3%	83.6%	80.0%	81.2%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.